              As filed with the Securities and Exchange Commission
                               on August 31, 1995

                                                            REGISTRATION NO. 33-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               -----------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               -----------------

                                    MEDITRUST
        (Exact name of registrant as specified in governing instruments)

            Massachusetts                            04-6532031
   (State or other jurisdiction of       (I.R.S. Employer Identification No.)
    incorporation or organization)

                                197 First Avenue
                      Needham Heights, Massachusetts 02194
                                 (617) 433-6000
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                               -----------------

                                ABRAHAM D. GOSMAN
                      Chairman and Chief Executive Officer
                                    MEDITRUST
                                197 First Avenue
                      Needham Heights, Massachusetts 02194
                                 (617) 433-6000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                          Copies of communications to:
                           MICHAEL J. BOHNEN, ESQUIRE
                            NUTTER, McCLENNEN & FISH
                             One International Place
                              Boston, MA 02110-2699
                                 (617) 439-2000

    Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box. /X/

                         CALCULATION OF REGISTRATION FEE

=========================================================================================================
Title of Each Class     Amount to Be          Proposed Maximum      Proposed             Amount of
of Securities Being     Registered            Offering Price per    Maximum              Registration Fee
Registered                                    Unit                  Aggregate Offering   (2)
                                                                    Price (1)
- ---------------------------------------------------------------------------------------------------------
Shares of Beneficial
Interest and Debt
Securities and
Warrants for Shares         (5)                   (5)                $300,000,000          $103,448.28
of Beneficial
Interest and Debt
Securities Issuable
in Series(3)(4)
=========================================================================================================

(1) In no event will the aggregate maximum offering price of all securities issued pursuant to this Registration Statement exceed $300,000,000, or if any Debt Securities are issued with an original issue discount, such greater amount as shall result in an aggregate offering price of $300,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(2) Determined pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(3) There is also being registered an indeterminate number of Shares of Beneficial Interest as may be issued upon conversion of the Debt Securities or exercise of the Securities Warrants registered hereby.

(4) There is also being registered hereunder an indeterminate number of Debt Securities Warrants and Share Warrants representing rights to purchase Debt Securities and Shares of Beneficial Interest, respectively, registered pursuant to this Registration Statement.

(5) Not applicable pursuant to General Instructions II.D of Form S-3 under the Securities Act of 1933, as amended.

       The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.



PROSPECTUS

                                    MEDITRUST

                         Shares of Beneficial Interest,
                   Debt Securities and/or Securities Warrants

                               ------------------

    Meditrust, a Massachusetts business trust (together with its subsidiaries unless the context otherwise requires, the "Company"), is a real estate investment trust under the Internal Revenue Code of 1986, as amended, which may offer from time to time, in one or more series, its debt securities (the "Debt Securities"), warrants to purchase Debt Securities (the "Debt Securities Warrants"), shares of beneficial interest, without par value (the "Shares"), and warrants to purchase Shares (the "Share Warrants"). The Debt Securities Warrants and the Share Warrants are collectively referred to herein as the "Securities Warrants." The Debt Securities, Shares and Securities Warrants are collectively referred to herein as the "Securities." The Securities will have an aggregate offering price of $300,000,000 and will be offered in amounts, at prices and on terms to be determined at the time of offering.

    In the case of Debt Securities, the specific title, the aggregate principal amount, the purchase price, the maturity, the rate and time of payment of any interest, any redemption or sinking fund provisions, any conversion provisions and any other specific term of the Debt Securities will be set forth in an accompanying supplement to this Prospectus (the "Prospectus Supplement"). In the case of Shares, the specific number of Shares and issuance price per Share will be set forth in an accompanying Prospectus Supplement. In the case of Securities Warrants, the duration, offering price, exercise price and detachability, if applicable, will be set forth in an accompanying Prospectus Supplement. The Prospectus Supplement will also disclose whether the Securities will be listed on a national securities exchange and if they are not to be listed, the possible effects thereof on their marketability.

    The Securities may be sold: (i) directly by the Company; (ii) through underwriting syndicates represented by one or more managing underwriters, or by one or more underwriters without a syndicate; and (iii) through agents designated from time to time. The names of any underwriters or agents of the Company involved in the sale of the Securities in respect of which this Prospectus is being delivered and any applicable commissions or discounts will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." The net proceeds to the Company from such sale also will be set forth in the Prospectus Supplement.

    The Company's shares are traded on the New York Stock Exchange under the symbol "MT." On August 30, 1995, the closing sale price of the Shares on the New York Stock Exchange was $33.00.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                               A CRIMINAL OFFENSE.

                                ----------------

       THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR
           ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO
                            THE CONTRARY IS UNLAWFUL.

                                ----------------

    This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

                                ----------------

                 The date of this Prospectus is August 31, 1995.

                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024 of the offices of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the principal offices of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. Reports, proxy materials and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, Room 1102, New York, New York 10005.

      The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus and any accompanying Prospectus Supplement do not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, copies of which may be obtained upon payment of a fee prescribed by the Commission, or may be examined free of charge at the principal office of the Commission in Washington, D.C.

      Statements made in this Prospectus and any accompanying Prospectus Supplement as to the contents of any contract or other document referred to are not necessarily complete, and reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The Company hereby incorporates by reference into this Prospectus its Annual Report on Form 10-K for the fiscal year ended December 31, 1994 and its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1995, which shall be deemed to be a part hereof. The discussion of Federal income tax treatment of the Company and its shareholders which is contained in the Company's Current Report on Form 8-K dated March 4, 1992, including any amendment or report filed for the purpose of updating such discussion, is hereby incorporated by reference into this Prospectus and shall be deemed to be a part hereof.

      All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in a subsequently filed document, as the case may be, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy (without exhibits) of any or all documents incorporated by reference into this Prospectus. Requests for such copies should be directed to Lisa P. McAlister, Vice President and Treasurer, Meditrust, 197 First Avenue, Needham Heights, Massachusetts 02194, telephone (617) 433-6000.

                                ----------------

      THE DECLARATION OF TRUST ESTABLISHING THE COMPANY, DATED AUGUST 6, 1985, AS AMENDED (THE "DECLARATION"), A COPY OF WHICH IS DULY FILED IN THE OFFICE OF THE SECRETARY OF STATE OF THE COMMONWEALTH OF MASSACHUSETTS, PROVIDES THAT THE NAME "MEDITRUST" REFERS TO THE TRUSTEES UNDER THE DECLARATION COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY; AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF THE COMPANY SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, THE COMPANY. ALL PERSONS DEALING WITH THE COMPANY, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF THE COMPANY FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

                                   THE COMPANY

      Meditrust is the largest dedicated health care real estate investment trust in the United States, based on its gross real estate investments of $1.7 billion as of June 30, 1995. The objective of the Company is to enable shareholders to participate in the investment in health care related facilities held primarily for the production of cash flows to be distributed to shareholders. In meeting this objective, the Company invests in high quality facilities that are managed by experienced operators and attempts to achieve diversity in its property portfolio by sector of the health care industry, geographic location, operator and form of investment.

      As of June 30, 1995, the Company had investments in 285 facilities, consisting of 240 long-term care facilities, 23 rehabilitation hospitals, six psychiatric hospitals, five retirement living facilities, two alcohol and substance abuse facilities, eight medical office buildings and one acute care hospital. The properties are located in 34 different states and are operated by 33 health care companies. Of the 33 different operators, seven are, or are owned by, publicly-traded companies (i.e., Sun Healthcare Group, Inc., Continental Medical Systems, Inc. (a subsidiary of Horizon Healthcare Corp.), Geriatric and Medical Centers, Inc., OrNda Healthcorp., Integrated Health Services, Inc., HealthSouth Corporation and Mariner Health Group, Inc.), and constitute 44% of the Company's gross real estate investments.

      During the first six months of 1995, the Company committed $243 million to new real estate investments, of which $172 million was funded. Of these amounts, $126 million was committed and $55 million was funded during the quarter ended June 30, 1995.

      The Company's real estate investments are either owned by the Company or secured by a mortgage lien. As of June 30, 1995 permanent mortgage loans constituted 56%, sale/leaseback transactions constituted 40%, and development mortgage financing constituted 4% of the Company's portfolio as measured by gross real estate investments. The leases and mortgages provide for rental or interest rates which generally range from 9.5% to 13.5% per annum of the acquisition price or mortgage amount. The leases and mortgages generally provide for an initial term of 10 years, with the leases having one or more five-year renewal options. The leases and mortgages also provide for additional rent and interest which are generally based upon a percentage of increased revenues over specific base period revenues of the related properties. For the year ended December 31, 1994, the aggregate amount of additional rent and interest was approximately $8.2 million compared to $8.7 million for the year ended December 31, 1993.

      In addition, the Company usually obtains guarantees from the parent corporation, if any, of the operator or affiliates or individual principals of the operator. Most obligations are backed by letters of credit or pledges of certificates of deposit which cover from three to twelve months of lease or mortgage payments. In addition, permanent mortgage and development mortgage loans generally are cross-collateralized with any other mortgage and development loans, leases or other agreements between the Company and the same operator or any affiliated operators. Leases and mortgage loans generally are cross-defaulted with any other leases or mortgages between the Company and the same operator or any affiliated operators. With respect to development mortgage loans, the Company generally requires guaranteed maximum price construction contracts, performance completion bonds or guarantees and cost overrun guarantees. The Company enters into a development mortgage loan when the Company will also be the permanent owner or mortgage lender. In making its investment decisions, the Company reviews, among other criteria, the operational viability of the facility, the experience and competency of the operator and the financial strength of the guarantor.

      In making its investment decisions, the Company reviews, among other criteria, the operational viability of the facility, the experience and competency of the operator and the financial strength of the guarantor. From time to time, the Company enters into transactions with related parties. As of June 30, 1995, the Company had total commitments of $101 million, of which $37 million was funded, to companies in which Abraham D. Gosman, the Company's Chief Executive Officer, has an ownership interest. The Company expects to enter into additional transactions with related parties in the future. All of the terms and conditions of such transactions are subject to approval by the independent Trustees of the Company. The Board of Trustees believes that the terms of the transactions which the Company has entered into with related parties are not less favorable to the Company than those prevailing at the time for comparable transactions with unrelated persons.

      The Company was organized to qualify, and intends to continue to operate, as a real estate investment trust in accordance with Federal tax laws and regulations. So long as the Company so complies, with limited exceptions, the Company will not be taxed under Federal income tax laws on that portion of its taxable income that it distributes to its shareholders. The Company has distributed, and intends to continue to distribute, substantially all of its real estate investment trust taxable income to shareholders.

      In order to meet its ongoing capital requirements for additional investments, the Company may raise additional equity capital through the sale of Shares, Debt Securities, Share Warrants or Debt Securities Warrants or draw against its revolving bank lines of credit.

      The Company is a self-administered real estate investment trust, with its principal executive offices at 197 First Avenue, Needham Heights, Massachusetts 02194. Its telephone number is (617) 433-6000.

                        HEALTH CARE REFORM AND REGULATION

      Many of the operators with which the Company does business rely on government reimbursement, primarily Medicare and Medicaid, for a significant portion of their operating revenues. During a recent session of the United States Congress, there was active consideration of various proposals for national health care reform, including the administration's proposal to cap national health care spending and the future growth of Medicare and Medicaid funding. No such legislation was passed during the 1994 session of Congress. Such legislation may be reintroduced during current or future sessions of Congress, although it is not possible to predict whether and when health care reform legislation will be passed by Congress and, if passed, what features such legislation will contain or the effect it may have on the nursing home, assisted living or rehabilitation care industries, the reimbursements levels available to health care providers or on the health care industry in general.

      From time to time, Medicaid, Medicare and other governmental payers have reviewed the billing practices of many health care facilities operators including certain of the operators with which the Company does business. It is unclear what impact such reviews may have on these operators. The Company does not believe, however, that any adverse findings against these operators would materially affect the Company's financial position.


                       RATIO OF EARNINGS TO FIXED CHARGES

                                                          Six-month
                      Year Ended December 31,            Period Ended
                     ------------------------
           1990      1991      1992      1993      1994  June 30,1995
           ----------------------------------------------------------
Ratio      1.67      l.60      1.88      2.02      2.19      2.63

      For the purpose of calculating the ratio of earnings to fixed charges for the years ended December 31, 1990, 1991, 1992, 1993 and 1994 and for the six-month period ended June 30, 1995, net income has been added to interest expense and that sum has been divided by such interest expense.

                                 USE OF PROCEEDS

      Unless otherwise specified in the Prospectus Supplement which accompanies this Prospectus, the net proceeds from the sale of the Securities offered from time to time hereby will be used for general business purposes, including the repayment of bank lines of credit, if any, outstanding, and investments in health care facilities. As of August 14, 1995, $75,000,000 was outstanding under the Company's bank lines of credit. All currently outstanding loans under the Company's bank lines of credit mature prior to July 1, 1997 and accrue interest at the lenders' respective prime rates or the London Interbank Offering Rate plus 1.00%. Pending such uses, the net proceeds will be invested in short-term, interest-bearing, direct obligations issued or guaranteed by the United States, certificates of deposit or accounts, or investment grade commercial paper, consistent with the Company's qualification as a real estate investment trust, the Company's Restated Declaration of Trust, as amended (the "Declaration"), and the Company's agreements with its lenders.

                              DESCRIPTION OF SHARES

      There is no limit on the number of Shares the Company is authorized to issue. Shares may be issued by the Board of Trustees without any vote of the shareholders. The outstanding Shares are of one class and without par value. The following description is qualified in all respects by reference to the Declaration and the By-laws of the Company, copies of which are incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part.

      Shares of Beneficial Interest. All Shares participate equally in dividends and in net assets available for distribution to shareholders on liquidation or termination of the Company, have one vote per Share on all matters submitted to a vote of the shareholders and do not have cumulative voting rights in the election of Trustees. The Shares offered hereby will be validly issued, fully paid and nonassessable by the Company upon issuance.

      Redemption. For the Company to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code"), in any taxable year, not more than 50% of its outstanding Shares may be owned by five or fewer individuals and Shares must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. In order to meet these requirements, the Trustees have the power to redeem or prohibit the transfer of a sufficient number of Shares selected in a manner deemed appropriate to maintain or bring the ownership of the Shares into conformity with such requirements. In connection with the foregoing, if the Trustees shall, at any time and in good faith, be of the opinion that direct or indirect ownership of at least 9.9% or more of the Shares has or may become concentrated in the hands of one beneficial owner, the Trustees shall have the power (i) by lot or other means deemed equitable by them to call for the purchase from any shareholder of the Company of a number of Shares sufficient, in the opinion of the Trustees, to maintain or bring the direct or indirect ownership of Shares of such owner to a level of no more than 9.9% of the outstanding Shares, and (ii) to refuse to transfer or issue Shares to any person whose acquisition of such Shares would cause a beneficial holder to hold in excess of 9.9% of the outstanding Shares. Further, any transfer of Shares that would create a beneficial owner of more than 9.9% of the outstanding Shares shall be deemed void and the intended transferee shall be deemed never to have had an interest therein. The purchase price for any Shares so redeemed shall be equal to the fair market value of the Shares reflected in the closing sales price for the Shares, if then listed on a national securities exchange, or the average of the closing sales price for the Shares if then listed on more than one national securities exchange, or if the Shares are not then listed on a national securities exchange, the latest bid quotation for the Shares if then traded over-the-counter, on the last business day immediately preceding the day on which notices of such acquisition are sent by the Company. From and after the date fixed for purchase by the Trustees, the holder of any Shares so called for purchase shall cease to be entitled to distributions, voting rights and other benefits with respect to such Shares, except the right to payment of the purchase price for the Shares.

      The foregoing provisions may have the effect of discouraging unilateral tender offers or other takeover proposals which certain shareholders might deem in their interest or in which they might receive a substantial premium. The provisions could also have the effect of insulating current management against the possibility of removal and could, by possibly reducing temporary fluctuations in market price caused by accumulations of Shares, deprive shareholders of opportunities to sell at a temporarily higher market price.

      Additional Provisions. The Declaration provides that annual meetings of shareholders are to be held within six months after the end of each fiscal year and special meetings of the shareholders may be called by the President of the Company, a majority of the Trustees or a majority of the Independent Trustees (defined in the Declaration) and shall be called upon the written request of the holders of 10% or more of the outstanding Shares.

      Whenever any action is to be taken by the shareholders, it shall, except as otherwise clearly indicated in the Declaration of Trust, be authorized by holders of a majority of the Shares then outstanding and entitled to vote thereon. Notwithstanding the foregoing, at all elections of Trustees, voting by shareholders shall be conducted under the non-cumulative method and the election of Trustees shall be by the affirmative vote of the holders of Shares representing a plurality of the Shares then outstanding which are present in person or by proxy at a meeting in which a quorum is present.

      Whenever shareholders are required or permitted to take any action (unless a vote at a meeting is specifically required, as with respect to termination or amendment of the Declaration), such action may be taken without a meeting by written consents setting forth the action so taken, signed by the holders of a majority (or such higher percentage as may be specified) of the outstanding Shares that would be entitled to vote thereon at a meeting.

      Except with respect to matters on which a shareholders' vote is specifically required by the Declaration, no action taken by the shareholders at any meeting shall in any way bind the Trustees.

      The Shares have no preemptive, conversion, exchange, sinking fund or appraisal rights.

      The Declaration provides that shareholders of the Company shall not be subject to any liability for the acts or obligations of the Company and that, as far as is practicable, each written agreement of the Company is to contain a provision to that effect. No personal liability will attach to the shareholders for claims under any contract containing such a provision in writing where adequate notice is given of such provision, except possibly in a few jurisdictions. With respect to all types of claims in such jurisdictions and with respect to tort claims, contract claims where the shareholder liability is not disavowed as described above, claims for taxes and certain statutory liabilities in other jurisdictions, a shareholder may be held personally liable to the extent claims are not satisfied by the Company. However, the Declaration provides that, upon payment of any such liability, the shareholder will be entitled to reimbursement from the general assets of the Company. The Trustees intend to conduct the operations of the Company, with the advice of counsel, in such a way as to avoid, as far as is practicable, the ultimate liability of the shareholders of the Company. For example, almost all of the real estate and all of the mortgages included in the assets of the Company are held by corporate subsidiaries. The Trustees do not intend to provide insurance covering such risks to shareholders.

      Transfer Agent and Registrar. Fleet National Bank, Providence, Rhode Island, acts as transfer agent and registrar of the Shares.

                         DESCRIPTION OF DEBT SECURITIES

      The Prospectus Supplement will describe certain terms of any Debt Securities offered hereby, including (i) the title of such Debt Securities; (ii) any limit on the aggregate principal amount of such Debt Securities and their purchase price; (iii) the date or dates on which such Debt Securities will mature; (iv) the rate or rates per annum (or manner in which interest is to be determined) at which such Debt Securities will bear interest, if any, and the date from which such interest, if any, will accrue; (v) the dates on which such interest, if any, on such Debt Securities will be payable and the regular record dates for such interest payment dates; (vi) any mandatory or optional sinking fund or analogous provisions; (vii) additional provisions, if any, for the defeasance of such Debt Securities; (viii) the date, if any, after which and the price or prices at which such Debt Securities may, pursuant to any optional or mandatory redemption or repayment provisions, be redeemed and the other detailed terms and provisions of any such optional or mandatory redemption or repayment provisions; (ix) whether such Debt Securities are to be issued in whole or in part in registered form represented by one or more registered global securities (a "Registered Global Security") and, if so, the identity of the depository for such Registered Global Security or Securities; (x) certain applicable United States Federal income tax consequences; (xi) any provisions relating to security for payments due under such Debt Securities; (xii) any provisions relating to the conversion or exchange of such Debt Securities into or for Shares or Debt Securities of another series; (xiii) any provisions relating to the ranking of such Debt Securities in right of payment as compared to other obligations of the Company; (xiv) the denominations in which such Debt Securities are authorized to be issued; (xv) the place or places where principal of, premium, if any, and interest, if any, on such Debt Securities will be payable; (xvi) whether such debt Securities are to be issued pursuant to an indenture of trust; and (xvii) any other specific term of such Debt Securities, including any additional events of default or covenants provided for with respect to such Debt Securities, and any terms that may be required by or advisable under applicable laws or regulations.

      The Debt Securities may be issued in one or more series under an Indenture to be executed by the Company and a trustee (the "Trustee"), a form of which is included as an exhibit to the Registration Statement of which this Prospectus is a part (the "Indenture"). The terms of the Debt Securities may include those stated in the Indenture and those made a part of the Indenture (before any supplements) by reference to the Trust Indenture Act of 1939, as amended.

      The following is a summary of certain provisions of the Indenture and does not purport to be complete and is qualified in its entirety by reference to the detailed provisions of the Indenture, including the definitions of certain terms therein to which reference is hereby made, for a complete statement of such provisions. Wherever particular provisions or sections of the Indenture or terms defined therein are referred to herein, such provisions or definitions are incorporated herein by reference.

      General. The Indenture does not limit the aggregate principal amount of Debt Securities that may be issued thereunder and provides that Debt Securities may be issued from time to time in one or more series.

      Conversion Rights. The terms, if any, on which Debt Securities of any series may be converted into Shares or Debt Securities of another series will be set forth in the Prospectus Supplement relating thereto. To protect the Company's status as a real estate investment trust ("REIT"), the holders of Debt Securities of any series ("Holders") may not convert any Debt Security, and such Debt Security shall not be convertible by any Holder, if as a result of such conversion any person would then be deemed to beneficially own, directly or indirectly, 9.9% or more of the then outstanding Shares.

      The conversion price will be subject to adjustment under certain conditions, including (i) the payment of dividends (and other distributions) in Shares on any class of shares of the Company; (ii) subdivisions, combinations and reclassifications of Shares; (iii) the issuance to all or substantially all holders of Shares of rights or warrants entitling them to subscribe for or purchase Shares at a price per Share (or having a conversion price per Share) less than the then current market price; and (iv) distributions to all or substantially all holders of Shares or shares of any other class, or evidences of indebtedness or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above and dividends and distributions not prohibited under the terms of the Indenture) of the Company, subject to the limitation that all adjustments by reason of any of the foregoing would not be made until they result in a cumulative change in the conversion price of at least 1%. In the event the Company shall effect any capital reorganization or reclassification of its Shares or shall consolidate or merge with or into any trust or corporation (other than a consolidation or merger in which the Company is the surviving entity) or shall sell or transfer substantially all its assets to any other trust or corporation, the Holders shall, if entitled to convert such Debt Securities at any time after such transaction, receive upon conversion thereof, in lieu of each Share into which the Debt Securities of such series would have been convertible prior to such transaction, the same kind and amount of stock and other securities, cash or property as shall have been issuable or distributable in connection with such transaction with respect to each Share.

      A conversion price adjustment made according to the provisions of the Debt Securities of any series (or the absence of provision for such an adjustment) might result in a constructive distribution to the Holders of Debt Securities of such series or holders of Shares that would be subject to taxation as a dividend. The Company may, at its option, make such reductions in the conversion price, in addition to those set forth above, as the Board of Trustees of the Company deems advisable to avoid or diminish any income tax to holders of Shares resulting from any dividend or distribution of Shares (or rights to acquire Shares) or from any event treated as such for income tax purposes or for any other reason. The Board of Trustees will also have the power to resolve any ambiguity or correct any error in the provisions relating to the adjustment of the conversion price of the Debt Securities of such series and its actions in so doing shall be final and conclusive.

      Fractional Shares will not be issued upon conversion, but, in lieu thereof, the Company will pay a cash adjustment based upon market price.

      The Holders of Debt Securities of any series at the close of business on an interest payment record date shall be entitled to receive the interest payable on such Debt Securities on the corresponding interest payment date notwithstanding the conversion thereof. However, Debt Securities surrendered for conversion during the period from the close of business on any record date for the payment of interest to the opening of business on the corresponding interest payment date must be accompanied by payment of an amount equal to the interest payable on such interest payment date. Holders of Debt Securities of any series who convert Debt Securities of such series on an interest payment date will receive the interest payable by the Company on such date and need not include payment in the amount of such interest upon surrender of such Debt Securities for conversion. Except as aforesaid, no payment or adjustment is to be made on conversion for interest accrued on the Debt Securities of any series or for dividends on Shares.

      Optional Redemption. The Debt Securities of any series that are convertible into Shares will be subject to redemption, in whole or from time to time in part, at any time for certain reasons intended to protect the Company's status as a REIT at the option of the Company on at least 30 days' prior notice by mail at a redemption price equal to 100% of the principal amount, plus interest accrued to the date of redemption. Except as otherwise set forth in the accompanying Prospectus Supplement, the Company may exercise its redemption powers solely with respect to the securities of the security holder or holders which pose a threat to the Company's REIT status and only to the extent deemed necessary by the Company's Board of Trustees to preserve such status. (See "Redemption" under "Description of Shares".)

      Dividends, Distributions and Acquisitions of Shares of Beneficial Interest. The Indenture provides that the Company will not (i) declare or pay any dividend or make any distribution on its Shares or to holders of its Shares (other than dividends or distributions payable in its Shares or other than as the Company determines is necessary to maintain its status as a REIT) or (ii) purchase, redeem or otherwise acquire or retire for value any of its Shares or permit any subsidiary to do so, if at the time of such action an Event of Default (as defined in the Indenture) has occurred and is continuing or would exist immediately after giving effect to such action.

      Additional Covenants. Any additional covenants of the Company with respect to a series of the Debt Securities will be set forth in the Prospectus Supplement relative thereto.

      Modification of the Indenture. Under the Indenture, with certain exceptions, the rights and obligations of the Company with respect to any series of Debt Securities and the rights of Holders of such series may only be modified by the Company and the Trustee with the consent of the Holders of at least a majority in principal amount of the outstanding Debt Securities of such series. However, without the consent of each Holder of any Debt Securities affected, an amendment, waiver or supplement may not (i) reduce the principal of, or rate of interest on, any Debt Securities; (ii) change the stated maturity date of the principal of, or any installment of interest on, any Debt Securities; (iii) waive a default in the payment of the principal amount of, or the interest on, or any premium payable on redemption of, any Debt Securities; (iv) change the currency for payment of the principal of, or premium or interest on, any Debt Securities; (v) impair the right to institute suit for the enforcement of any such payment when due; (vi) adversely affect any right to convert any Debt Securities; (vii) reduce the amount of outstanding Debt Securities necessary to consent to an amendment, supplement or waiver provided for in the Indenture; or
(viii) modify any provisions of the Indenture relating to the modification and amendment of the Indenture or waivers of past defaults, except as otherwise specified.

      Events of Default, Notice and Waiver. Except as otherwise set forth in the accompanying Prospectus Supplement, the following is a summary of certain provisions of the Indenture relating to events of default, notice and waiver.

      The following are Events of Default under the Indenture with respect to any series of Debt Securities: (i) default in the payment of interest on the Debt Securities of such series when due and payable, which continues for 30 days; (ii) default in the payment of principal of (and premium, if any) on the Debt Securities when due, at maturity, upon redemption or otherwise, which continues for five Business Days; (iii) failure to perform any other covenant of the Company contained in the Indenture or the Debt Securities of such series which continues for 60 days after written notice as provided in the Indenture; (iv) default under any bond, debenture or other Indebtedness (as defined in the Indenture) of the Company or any subsidiary if
(a) either (x) such event of default results from the failure to pay any such Indebtedness at maturity or (y) as a result of such event of default, the maturity of such Indebtedness has been accelerated prior to its expressed maturity and such acceleration shall not be rescinded or annulled or the accelerated amount paid within ten days after notice to the Company of such acceleration, or such Indebtedness having been discharged, and (b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal or interest thereon, or the maturity of which has been so accelerated, aggregates $10,000,000 or more; (v) certain events of bankruptcy, insolvency or reorganization relating to the Company; and (vi) any other Event of Default provided with respect to the Debt Securities of that series.

      If an Event of Default occurs and is continuing with respect to the Debt Securities of any series, either the Trustee or the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of such series may declare the Debt Securities due and payable immediately.

      The Indenture provides that the Trustee will, within 90 days after the occurrence of any Default or Event of Default with respect to the Debt Securities of any series, give to the Holders of Debt Securities notice of all uncured Defaults and Events of Default known to it, but the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of such Holders, except in the case of a default in the payment of the principal of (or premium, if any) or interest on any of the Debt Securities of such series.

      The Indenture provides that the Holders of a majority in aggregate principal amount of the Debt Securities of any series then outstanding may direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series. The right of a Holder to institute a proceeding with respect to the Indenture is subject to certain conditions precedent including notice and indemnity to the Trustee, but the Holder has an absolute right to receipt of principal of (and premium, if any) and interest on such Holder's Debt Securities on or after the respective due dates expressed in the Debt Securities, and to institute suit for the enforcement of any such payments.

      The Holders of a majority in principal amount of the outstanding Debt Securities of any series then outstanding may on behalf of the Holders of all Debt Securities of such series waive certain past defaults, except a default in payment of the principal of (or premium, if any) or interest on any Debt Securities of such series or in respect of certain provisions of the Indenture which cannot be modified or amended without the consent of the Holder of each outstanding Debt Securities of such series affected thereby.

      The Company will be required to furnish to the Trustee annually a statement of certain officers of the Company stating whether or not they know of any Default or Events of Default (as defined in the Indenture) and, if they have knowledge of a Default or Event of Default, a description of the efforts to remedy the same.

      Consolidation, Merger, Sale or Conveyance. The Indenture provides that the Company may merge or consolidate with, or sell or convey all or substantially all of its assets to, any other trust or corporation, provided that (i) either the Company shall be the continuing entity, or the successor entity (if other than the Company) shall be an entity organized and existing under the laws of the United States or a state thereof or the District of Columbia (although it may, in turn, be owned by a foreign entity) and such entity shall expressly assume by supplemental indenture all of the obligations of the Company under the Debt Securities of any series and the Indenture, (ii) immediately after giving effect to such transactions no Default or Event of Default shall have occurred and be continuing, and (iii) the Company shall have delivered to the Trustee an Officers' Certificate and opinion of counsel, stating that the transaction and supplemental indenture comply with the Indenture. The Indenture does not contain any provision requiring the Company to repurchase the Debt Securities of any series at the option of the Holders thereof in the event of a leveraged buyout, recapitalization or similar restructuring of the Company, even though the Company's creditworthiness and the market value of the Debt Securities may decline significantly as a result of such transaction. The Indenture does not protect Holders of the Debt Securities of any series against any decline in credit quality, whether resulting from any such transaction or from any other cause.

      Global Securities. The Debt Securities of a series may be issued in whole or in part in global form (the "Global Securities"). The Global Securities will be deposited with a depository (the "Depository"), or with a nominee for a Depository, identified in the Prospectus Supplement. In such case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive form, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any such nominee to a successor for such Depository or a nominee of such successor.

      The specific material terms of the depository arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the Prospectus Supplement. The Company anticipates that the following provisions will apply to all depository arrangements.

      Upon the issuance of a Global Security, the Depository for such Global Security will credit, on its book entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depository ("participants"). The accounts to be credited shall be designated by any underwriters or agents participating in the distribution of such Debt Securities. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through records maintained by the Depository for such Global Security (with respect to interests of participants) or by participants or persons that hold through participants (with respect to interests of persons other than participants). So long as the Depository for a Global Security, or its nominee, is the registered owner of such Global Security, such Depository or such nominee as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by such Global Security for all purposes under the Indenture; provided, however, that for purposes of obtaining any consents or directions required to be given by the Holders of the Debt Securities, the Company, the Trustee and its agents will treat a person as the holder of such principal amount of Debt Securities as specified in a written statement of the Depository.

      Principal, premium, if any, and interest payments, if any, on Debt Securities represented by a Global Security registered in the name of a Depository or its nominee will be made to such Depository or its nominee, as the case may be, as the registered owner of such Global Security. None of the Company, the Trustee or any Paying Agent for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      The Company expects that the Depository for any Debt Securities represented by a Global Security, upon receipt of any payment of principal, premium, if any, or interest will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depository. The Company also expects that payments by participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in "street names," and will be the responsibility of such participants.

      If the Depository for any Debt Securities represented by a Global Security is at any time unwilling or unable to continue as Depository and a successor Depository is not appointed by the Company within 90 days, the Company will issue each Debt Security in definitive form to the beneficial owners thereof in exchange for such Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for all of the Global Security or Securities representing such Debt Securities.

      The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in Debt Securities represented by Global Securities.

      Governing Law. The Indenture and the Debt Securities will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

                       DESCRIPTION OF SECURITIES WARRANTS

      The Company may issue Securities Warrants for the purchase of Debt Securities or Shares. Securities Warrants may be issued independently or together with Debt Securities or Shares offered by any Prospectus Supplement and may be attached to or separate from such Debt Securities or Shares. Each series of Securities Warrants will be issued under a separate warrant agreement (a "Securities Warrant Agreement") to be entered into between the Company and a bank or trust company, as Securities Warrant agent, all as set forth in the Prospectus Supplement relating to the particular issue of offered Securities Warrants. The Securities Warrant agent will act solely as an agent of the Company in connection with the Securities Warrant certificates relating to the Securities Warrants and will not assume any obligation or relationship of agency or trust for or with any holders of Securities Warrant certificates or beneficial owners of Securities Warrants. The following summaries of certain provisions of the Securities Warrant Agreement and Securities Warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Securities Warrant Agreement and the Securities Warrant certificates relating to each series of Security Warrants which will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of Security Warrants.

      If Debt Securities Warrants are offered, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including the following where applicable: (i) the offering price, (ii) the denominations and terms of the series of Debt Securities purchasable upon exercise of such Securities Warrants, (iii) the designation and terms of any series of Debt Securities with which such Securities Warrants are being offered and the number of such

Securities Warrants being offered with each such Debt Security, (iv) the date, if any, on and after which such Securities Warrants and the related series of Debt Securities will be transferable separately, (v) the principal amount of the series of Debt Securities purchasable upon exercise of each such Securities Warrant and the price at which such principal amount of Debt Securities of such series may be purchased upon such exercise, (vi) the date on which the right to exercise such Securities Warrants shall commence and the date (the "Expiration Date") on which such right shall expire, (vii) whether the Securities Warrants will be issued in registered or bearer form, (viii) any special United States Federal income tax consequences, (ix) the terms, if any, on which the Company may accelerate the Expiration Date and (x) any other terms of such Securities Warrants.

      In the case of Share Warrants, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including the following where applicable: (i) the offering price, (ii) the aggregate number of Shares purchasable upon exercise of such Securities Warrants and the exercise price,
(iii) the designation and terms of the Securities with which such Securities Warrants are being offered, if any, and the number of such Securities Warrants being offered with each such Security, (iv) the date, if any, on and after which such Securities Warrants and the related series of Debt Securities or Shares will be transferable separately, (v) the date on which the right to exercise such Securities Warrants shall commence and the Expiration Date, (vi) any special United States Federal income tax consequences and (vii) any other terms of such Securities Warrants.

      Securities Warrant certificates may be exchanged for new Securities Warrant certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the Securities Warrant agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of any Debt Securities Warrants, holders of such Securities Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on such Debt Securities or to enforce covenants in the applicable indenture. Prior to the exercise of any Share Warrants, holders of such Securities Warrants will not have any rights of holders of such Shares, including the right to receive payments of dividends, if any, on such Shares, or to exercise any applicable right to vote.

      Certain Risk Considerations. Any Securities Warrants issued by the Company will involve a certain degree of risk, including risks arising from the fluctuations in the price of the underlying securities and general risks applicable to the stock market (or markets) on which the underlying securities are traded.

      Prospective purchasers of the Securities Warrants should recognize that the Securities Warrants may expire worthless and, thus, purchasers should be prepared to sustain a total loss of the purchase price of their Securities Warrants. This risk reflects the nature of a Securities

Warrant as an asset which, other factors held constant, tends to decline in value over time and which may, depending on the price of the underlying securities, become worthless when it expires. The trading price of a Securities Warrant at any time is expected to increase as the price, or, if applicable, dividend rate on the underlying securities increases. Conversely, the trading price of a Securities Warrant is expected to decrease as the time remaining to expiration of the Securities Warrant decreases and as the price or, if applicable, dividend rate on the underlying securities, decreases. Assuming all other factors are held constant, the more a Securities Warrant is "out of the money" (i.e., the more the exercise price exceeds the price of the underlying securities and the shorter its remaining term to expiration), the greater the risk that a purchaser of the Securities Warrant will lose all or part of his or her investment. If the price of the underlying securities does not rise before the Securities Warrant expires to an extent sufficient to cover a purchaser's cost of the Securities Warrant, the purchaser will lose all or part of his or her investment in such Securities Warrant upon expiration.

      In addition, prospective purchasers of the Securities Warrants should be experienced with respect to options and option transactions and understand the risks associated with options and should reach an investment decision only after careful consideration, with their financial advisers, of the suitability of the Securities Warrants in light of their particular financial circumstances and the information discussed herein and, if applicable, the Prospectus Supplement. Before purchasing, exercising or selling any Securities Warrants, prospective purchasers and holders of Securities Warrants should carefully consider, among other things, (i) the trading price of the Securities Warrants, (ii) the price of the underlying securities at such time, (iii) the time remaining to expiration and (iv) any related transaction costs. Some of the factors referred to above are in turn influenced by various political, economic and other factors that can affect the trading prices of the underlying securities and should be carefully considered prior to making any investment decisions.

      Purchasers of the Securities Warrants should further consider that the initial offering price of the Securities Warrants may be in excess of the price that a purchaser of options might pay for a comparable option in a private, less liquid transaction. In addition it is not possible to predict the price at which the Securities Warrants will trade in the secondary market or whether any such market will be liquid. The Company may, but is not obligated to, file an application to list any Securities Warrants issued on a United States national securities exchange. To the extent that any Securities Warrants are exercised, the number of Securities Warrants outstanding will decrease, which may result in a lessening of the liquidity of the Securities Warrants. Finally, the Securities Warrants will constitute direct, unconditional and unsecured obligations of the Company and as such will be subject to any changes in the perceived creditworthiness of the Company.

      Exercise of Securities Warrants. Each Securities Warrant will entitle the holder thereof to purchase such principal amount of Debt Securities or number of Shares, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus

Supplement relating to the offered Securities Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Securities Warrants will become void.

      Securities Warrants may be exercised by delivering to the Securities Warrant agent payment as provided in the applicable Prospectus Supplement of the amount required to purchase the Debt Securities or Shares, as the case may be, purchasable upon such exercise together with certain information set forth on the reverse side of the Securities Warrant certificate. Securities Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt within five Business Days of the Securities Warrant certificate evidencing such Securities Warrants. Upon receipt of such payment and the Securities Warrant certificate properly completed and duly executed at the corporate trust office of the Securities Warrant agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, issue and deliver the Debt Securities or Shares, as the case may be, purchasable upon such exercise. If fewer than all of the Securities Warrants represented by such Securities Warrant certificate are exercised, a new Securities Warrant certificate will be issued for the remaining amount of Securities Warrants.

      Amendments and Supplements to Securities Warrant Agreement. The Securities Warrant Agreements may be amended or supplemented without the consent of the holders of the Securities Warrants issued thereunder, to effect changes that are not inconsistent with the provisions of the Securities Warrants and that do not adversely affect the interest of the holders of the Securities Warrants.

      Share Warrant Adjustments. Unless otherwise indicated in the applicable Prospectus Supplement, the exercise price of and the number of Shares covered by a Share Warrant are subject to adjustment in certain events, including (i) payment of a dividend on the Shares payable in Shares and Share splits, combinations or reclassification of Shares, (ii) issuance to all holders of Shares of rights or warrants to subscribe for or purchase Shares at less than their current market price (as defined in the Securities Warrant Agreement for such series of Share Warrants) and (iii) certain distributions of evidences of indebtedness or assets (including securities but excluding cash, dividends or distributions paid out of consolidated earnings or retained earnings or dividends payable in Shares or of subscription rights and warrants excluding those referred to above).

      No adjustments in the exercise price of and the number of Shares covered by a Share Warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from consolidated earnings or retained earnings. No adjustment will be required unless such adjustment would require a change of at least 1% in the exercise price then in effect. Except as stated above, the exercise price of and the number of Shares covered by a Share Warrant will not be adjusted for the issuance of Shares or any securities convertible into or exchangeable for Shares or carrying the right or option to purchase or otherwise acquire the foregoing in exchange for cash, other property or services.

      In the event of any (i) consolidation or merger of the Company with or into any entity (other than consolidation or a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding Shares), (ii) sale, transfer, lease or conveyance of all or substantially all of the assets of the Company or (iii) reclassification, capital reorganization or change of the Shares (other than solely a change in par value), then any holder of a Share Warrant will be entitled, on or after the occurrence of any such event, to receive on exercise of such Share Warrant the kind and amount of Shares or other securities, cash or other property (or any combination thereof) that the holder would have received had such holder exercised such holder's Share Warrant immediately prior to the occurrence of such event. If the consideration to be received upon exercise of the Share Warrant following any such event consists of common stock (or its equivalent) of the surviving entity, then from and after the occurrence of such event, the exercise price of such Share Warrant will be subject to the same anti-dilution and other adjustments described in the second preceding paragraph, applied as if such common stock were Shares.

                              PLAN OF DISTRIBUTION

General.

      The Company may sell the Securities in any of three ways: (i) through underwriting syndicates represented by one or more managing underwriters, or by one or more underwriters without a syndicate; (ii) through agents designated from time to time; and (iii) directly to investors. The names of any underwriters or agents of the Company involved in the sale of the Securities in respect of which this Prospectus is being delivered and any applicable commissions or discounts will be set forth in the Prospectus Supplement. The net proceeds to the Company from such sale will also be set forth in the Prospectus Supplement.

      The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Prospectus Supplement will describe the method of distribution of the Securities.

      In connection with the sale of Securities, underwriters or agents acting on the Company's behalf may receive compensation from the Company or from purchasers of Securities for whom they may act as agents, in the form of discounts, concessions or commissions. The underwriter, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters under the Securities Act and any discounts or commissions received by them and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter will be identified and any such compensation will be described in the Prospectus Supplement.

      Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with or perform services for the Company in the ordinary course of business.

Structured Equity Program.

      The Company may also issue and sell Shares from time to time through one or more sales agents (to be named in a prospectus supplement hereto, the "Agent") in ordinary brokers' transactions on the New York Stock Exchange (the "NYSE"). Such sales, if any, will be effected during a series of one or more pricing periods (each, a "Pricing Period"), each consisting of five consecutive calendar days in duration, unless a shorter period has otherwise been agreed to by the Company and the Agent. For each Pricing Period, an Average Market Price (as hereinafter defined) will be computed. With respect to any Pricing Period, "Average Market Price" shall equal the average of the arithmetic mean of the high and low sales prices of the Shares of the Company reported on the NYSE for each trading day of such Pricing Period.

      The net proceeds to the Company with respect to sales of Shares in any Pricing Period up to a maximum amount agreed to in advance with the Agent (the "Average Market Price Shares") will equal a percentage (the "Company's Percentage") of the Average Market Price for each Share sold during the Pricing Period (subject to adjustment in certain circumstances), plus Excess Proceeds (as defined below), if any. The compensation to the Agent for sales of Average Market Price Shares in any Pricing Period will equal the difference between the aggregate gross sales price at which such sales are actually effected and the net proceeds to the Company for such sales, but in no event will exceed 10% of the aggregate gross sales prices of the Average Market Price Shares during any Pricing Period (the "Maximum Commission"). To the extent that such aggregate gross sales prices are less than the Average Market Price, the compensation to the Agent will be correspondingly reduced; to the extent that such aggregate gross sales prices are greater than the Average Market Price, the compensation to the Agent will be correspondingly increased (but in no event will exceed the Maximum Commission). In the event that the average aggregate gross sales price in any Pricing Period equals the Company's Percentage of the Average Market Price (or less) for such Pricing Period, all of the proceeds from such sales will be for the account of the Company and no compensation will be payable to the Agent. To the extent that the Agent's compensation under the foregoing formula would otherwise exceed the Maximum Commission in any Pricing Period, the excess will constitute additional net proceeds to the Company (the "Excess Proceeds").

      Any Shares sold by the Agent during the Pricing Period on behalf of the Company other than Average Market Price Shares ("Additional Shares") will be at a fixed commission rate based on a percentage of the Share price per Share. In no event will the compensation to the Agent be in excess of any applicable requirements of the National Association of Securities Dealers, Inc.

      Settlements of sales of Additional Shares and Average Market Price Shares will occur on the third business day following the date on which any such sales are made. Purchases of Shares from the Agent, as sales agent for the Company, will settle the regular way on the NYSE. Compensation to the Agent with respect to sales of Average Market Price Shares will be paid out of the proceeds of such settlements. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

      At the end of each Pricing Period, the Company will file a Prospectus Supplement under the applicable paragraph of Rule 424(b) promulgated under the Act, which Prospectus Supplement will set forth the name of the Agent, dates included in such Pricing Period, the number of such Shares sold through the Agent as sales agent (identifying separately the number of Average Market Shares and any Additional Shares), the high and low prices at which Average Market Shares were sold during such Pricing Period, the net proceeds to the Company, the compensation payable by the Company to the Agent with respect to such sales pursuant to the formula set forth above and other relevant information. Unless otherwise indicated in a Prospectus Supplement, the Agent will act as sales agent on a best efforts basis.

      In connection with the sale of the Shares on behalf of the Company, the Agent may be deemed to be an "underwriter" within the meaning of the Securities Act, and the compensation of the Agent may be deemed to be underwriting commissions or discounts. The Company intends to provide indemnification and contribution to the Agent against certain civil liabilities, including liabilities under the Securities Act. The Agent may engage in transactions with, or perform services for, the Company in the ordinary course of business.

                                  LEGAL MATTERS

      The validity of the Securities offered hereby will be passed upon for the Company by Nutter, McClennen & Fish, Boston, Massachusetts. In addition, Nutter, McClennen & Fish will pass upon certain Federal income tax matters relating to the Company. The name of any legal counsel that passes on the validity of the other Securities offered hereby for any underwriter or agent will be set forth in the applicable Prospectus Supplement.

                                     EXPERTS

      The consolidated balance sheets of the Company as of December 31, 1994 and 1993 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1994, and the financial statement schedules incorporated by reference in this Prospectus and elsewhere in the Registration Statement, have been audited by Coopers & Lybrand L.L.P., independent accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing. Any financial statements and schedules hereafter incorporated by reference in the registration statement of which this Prospectus is a part that have been audited and are the subject of a report by independent accountants will be so incorporated by reference in reliance upon such reports and upon the authority of such firms as experts in accounting and auditing to the extent covered by consents filed with the Commission.

- --------------------------------------------------------------------------------
NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE HEREIN, IN
CONNECTION WITH THIS OFFERING AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES IN ANY JURISDICTION TO
ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT
THE INFORMATION IN THE PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
- --------------------------------------------------------------------------------

                               TABLE OF CONTENTS
                                                                             Page
                                                                             ----
Available Information ..................................................       2
Incorporation of Certain
  Documents by Reference ...............................................       2
The Company ............................................................       4
Health Care Reform
 and Regulation ........................................................       6
Ratio of Earnings to Fixed
  Charges ..............................................................       6
Use of Proceeds ........................................................       6
Description of Shares ..................................................       7
Description of Debt
  Securities ...........................................................       9
Description of Securities
  Warrants .............................................................      16
Plan of Distribution ...................................................      20
Legal Matters ..........................................................      23
Experts ................................................................      23


- --------------------------------------------------------------------------------

                                   MEDITRUST





                                   PROSPECTUS







                                August 31, 1995

- --------------------------------------------------------------------------------

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.   Other Expenses of Issuance and Distribution

    Set forth below is an estimate of the amount of fees and expenses to be incurred in connection with the issuance and distribution of the Securities registered hereby.

Securities and Exchange Commission Registration Fee......................................     $103,448
New York Stock Exchange Listing Fees.....................................................       15,000
Blue Sky Fees and Expenses (including legal fees)........................................       10,000
Legal Fees and Expenses..................................................................      100,000
Accounting Fees..........................................................................       25,000
Printing and Engraving...................................................................       75,000
Trustee Fees.............................................................................       25,000
Miscellaneous Expenses...................................................................       46,552
                                                                                              --------
     Total...............................................................................     $400,000
                                                                                              ========

Item 15.   Indemnification of Directors and Officers

         The Company's Declaration of Trust provides for indemnification of the Company's Trustees and officers against expense or liability in any action arising out of such persons' activities on behalf of the Company, except to the extent arising from his or her own misconduct or negligence.

         The forms of Underwriting Agreements, Distribution Agreement, Placement Agency Agreement and Sales Agency Agreement (Exhibits 1.1, 1.2, 1.3, 1.4 and 1.5 hereto) provide for indemnification by the Underwriters, Agents and Placement Agents of the Company and its Trustees, officers and controlling persons under certain circumstances.

         The Company currently maintains director and officer liability insurance which protects its Trustees and officers against certain liabilities incurred in serving in such capacities with specific exceptions.

Item 16.   Exhibits

The following is a list of exhibits filed as part of this Registration Statement (numbering corresponds to numbering in Item 601 of Regulation S-K).

Exhibit                Description
 No.
- -------
  1.1             Form of Underwriting Agreement (incorporated by reference to
                  Exhibit 1 to the Current Report on Form 8-K dated October 7,
                  1994)

  1.2             Form of Underwriting Agreement (incorporated by reference to
                  Exhibit 1 to the Current Report on Form 8-K dated July 13,
                  1995)

  1.3             Form of Distribution Agreement (incorporated by reference to
                  Exhibit 1 to the Current Report dated August 8, 1995)

  1.4 Form of Placement Agency Agreement (incorporated by reference to Exhibit 1.1 to the Registration Statement on Form S-3 (File
                  No. 33-55386))

  1.5             Form of Sales Agency Agreement.

  4.1 Restated Declaration of Trust, as amended (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K dated July 21, 1994)

  4.2 By-laws, as amended (incorporated by reference to Exhibit 3.2 to the Annual Report on Form 10-K for the fiscal year ended
                  December 31, 1992)

  4.3             Form of Indenture and Form of Convertible Debenture
                  (incorporated by reference to Exhibit 4 to the Registration
                  Statement on Form S-3 (File No. 33-50835))

  4.4 Form of Indenture Supplement and Form of Note (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K dated July 13, 1995)

  4.5             Form of Indenture Supplement and Forms of Convertible Notes
                  (incorporated by reference to Exhibit 4.1 to the Current
                  Report on Form 8-K dated July 27, 1995)

  4.6             Form of Indenture Supplement and Forms of Medium-Term Notes
                  (incorporated by reference to Exhibit 4.1 to the Current
                  Report on Form 8-K dated August 13, 1995)

  4.7             Form of Debt Security(1)

  4.8             Form of Securities Warrant Agreement(1)


- -------------------
(1) To be filed by amendment or incorporated by reference if necessary in connection with the offering of the Securities.


  5               Opinion letter of Nutter, McClennen & Fish

  8 Opinion letter of Nutter, McClennen & Fish regarding tax matters

  12              Computation of Ratios of Earnings to Fixed Charges

  23.1            Consents of Nutter, McClennen & Fish (included in Exhibits 5 and 8)

  23.2            Consent of Coopers & Lybrand L.L.P.

  25              Form T-1 Statement of Eligibility and Qualification of Fleet
                  National Bank under the Trust Indenture Act of 1939


Item 17.   Undertakings.

(a)      The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

         provided, however, that subparagraphs (i) and (ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(d) The undersigned registrant hereby undertakes that for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the registrant pursuant to the provisions of the registrant's Restated Declaration of Trust, as amended, By-laws, as amended, the agreements described under Item 15 of this Registration Statement or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or a controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy, as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Needham, Commonwealth of Massachusetts on August 31, 1995.

                                    MEDITRUST


                                         By:  /s/ Abraham D. Gosman
                                              -------------------------------
                                              Abraham D. Gosman, Chairman of
                                              the Board and Chief Executive
                                              Officer

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Abraham D. Gosman, David F. Benson, Michael S. Benjamin, Michael J. Bohnen and Paul R. Eklund, and each of them singly, his attorneys-in-fact and agents, each with full power of substitution, for him in any and all capacities, to sign this registration statement and any amendments hereto, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with this registration statement, as fully as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.


Signature                                         Title                                 Date
- ---------                                         -----                                 ----
/s/ Abraham D. Gosman                              Chairman of the
- -------------------------
Abraham D. Gosman                                  Board and Chief
(Principal Executive Officer)                      Executive Officer                    August 31, 1995

/s/ Lisa P. McAlister                              Treasurer and
- -------------------------
Lisa P. McAlister  (Principal                      Vice President
Financial and Accounting Officer)                                                       August 31, 1995

/s/ David F. Benson                                President
- ----------------------------
    David F. Benson                                and Trustee                          August 31, 1995


/s/ Edward W. Brooke                               Trustee                              August 31, 1995
- ----------------------------
    Edward W. Brooke

                                                   Trustee                              August   , 1995
- ----------------------------
    Hugh L. Carey


/s/ Robert Cataldo                                 Trustee                              August 31, 1995
- ----------------------------
    Robert Cataldo


/s/ Philip L. Lowe                                 Trustee                              August 31, 1995
- ----------------------------
    Philip L. Lowe

                                                   Trustee                              August   , 1995
- ----------------------------
Thomas J. Magovern


/s/ Gerald Tsai, Jr.                               Trustee                              August 31, 1995
- ----------------------------
Gerald Tsai, Jr.

                                                   Trustee                              August   , 1995
- ----------------------------
Frederick W. Zuckerman